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             [SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP LETTERHEAD]

                                                                     Exhibit 8.2

                              September 7, 2000



Sycamore Networks, Inc.
10 Elizabeth Drive
Chelmsford, MA  01824


Ladies and Gentlemen:

          We have acted as special tax counsel to Sycamore Networks, Inc., a Delaware corporation ("Sycamore"), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of June 5, 2000 (the "Merger Agreement"), by and among Sycamore, Tropical Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Sycamore, and Sirocco Systems, Inc., a Delaware corporation ("Sirocco"), and (ii) the preparation and filing of the Registration Statement with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on August 14, 2000, and the Rule 424(b) Prospectus filed with the Commission under the Act on August 16, 2000, which include the proxy statement of Sirocco and the prospectus of Sycamore (the "Proxy Statement/Prospectus"). At your request and pursuant to Section 7.1(g) of the Merger Agreement, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger. Unless other wise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

          In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied, with the consent of Sycamore and the consent of Sirocco, upon statements, representations, and covenants made by Sycamore and Sirocco, including representations and covenants made to us by

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Sycamore Networks, Inc.
September 7, 2000
Page 2

Sycamore and Sirocco in their respective certificates dated as of the date hereof and delivered to us for purposes of this opinion, and have assumed that such statements and representations are true and complete without regard to any qualifications as to knowledge and belief. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement, (ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus, and (iii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

          In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "IRS"), and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or in the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations, or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any fact, information, document, representation, corporate record, covenant, statement, or assumption stated or referred to herein that becomes untrue, incorrect, or incomplete.

          Subject to the assumptions and qualifications set forth above, we are of the opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

          The foregoing opinion does not address all of the United States federal income tax consequences of the Merger. We express no opinion as to the United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Further, there can be no assurances that the opinion expressed herein will be accepted by the IRS or, if challenged, by a court.

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Sycamore Networks, Inc.
September 7, 2000
Page 3


          This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission.

                         Very truly yours,


                         /s/ Skadden, Arps, Slate, Meagher & Flom LLP
                         Skadden, Arps, Slate, Meagher & Flom LLP